Exhibit 3.23

ARTICLES OF INCORPORATION

OF

SOUTHEASTERN REFRACTORIES, INC.

Article I

The name of this corporation is SOUTHEASTERN REFRACTORIES, INC.

Article II

The corporation shall exist perpetually.

Article III

The corporation is organized for the purposes of transacting any and all lawful business.

Article IV

The corporation is authorized to issue 500 shares of One Dollar ($1.00) par value common stock.

Article V

The street address of the initial principle office of this corporation is 4129 Trieste Place, Jacksonville, Duval County, Florida, 32210, and the initial registered agent of the corporation if William J. Dorsey, 3200 Independent Square, Jacksonville, Florida 32202. The office of the corporation may be changed by resolution of the stockholders at a regular or special meeting.

Article VI

All corporate powers shall be exercised by or under the authority of, and the business and affairs of this corporation shall be managed under, the direction of the shareholders of this corporation. Initially there shall be no directors.

Article VII

The name and address of the persons signing these articles is:

G. Barry Skitsko
4129 Trieste Place Jacksonville, Florida 32210

IN WITNESS HEREOF, I, the undersigned subscriber and incorporator, have hereunto set my hand and seal this 30th date of March, 1982, for the purpose of forming this corporation under the laws of the State of Florida, and I hereby make and file, in the office of the Secretary of the State of Florida, this certificate of incorporation and certify that the facts herein are true.

/s/ G. Barry Skitsko

G. Barry Skitsko

STATE OF FLORIDA

COUNTY OF DUVAL

BEFORE ME, the undersigned authority, personally appeared G. Barry Skitsko, who, first being duly sworn by me and to me well known to be the individual described in the foregoing Articles of Incorporation acknowledged before me that he executed the same for the purposes herein proposed.

Notary Public, State of Florida
My commission expires:

August 25, 1984

Resident Agent